EXHIBIT 5.1

OLSHAN FROME WOLOSKY LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019

December 6, 2016

Cemtrex, Inc.

19 Engineers Lane

Farmingdale, New York 11735

Ladies and Gentlemen:

We are acting as counsel to Cemtrex, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, filed on August 29, 2016, as amended by Amendment No. 1 filed on November 4, 2016, Amendment No. 2 filed on November 23, 2016 and Amendment No. 3 filed on December 6, 2016 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers: (i) 4,912,054 nontransferable subscription rights (the “Rights”) to be distributed in connection with a rights offering (the “Rights Offering”) by the Company to the holders of record as of the close of business on the record date declared by the Board of Directors (the “Holders”) of its common stock, par value $0.001 per share (the “Common Stock”), to purchase up to 1,500,000 units (the “Units”), consisting of 1,500,000 shares of the Company’s series 1 preferred stock, par value $0.001 per share (the “Series 1 Preferred Stock”), and five-year warrants to purchase up to 3,000,000 shares of Common Stock (the “Warrants”); (ii) up to 3,000,000 shares of Common Stock issuable upon the exercise of the Warrants; and (iii) 450,000 shares of Series 1 Preferred Stock issuable as payment-in-kind dividends.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that:

(i) The Rights to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

(ii) The Units to be issued by the Company have been duly authorized and, when issued by the Company in the manner described in the Registration Statement, will be legally issued, fully paid, nonassessable and binding obligations of the Company under the laws of the State of Delaware.

(iii) The shares of Series 1 Preferred Stock to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, including shares issued as payment-in-kind dividends, will be legally issued, fully paid and nonassessable.

(iv) The Warrants to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable and be binding obligations of the Company under the laws of the State of Delaware.

(v) The shares of Common Stock, when issued upon exercise of the Warrants, in accordance with their terms, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP